Exhibit 3.1
AMENDMENT TO BYLAWS

RESOLVED, that the Bylaws of SouthCrest Financial Group, Inc. are amended by deleting Article VI in its entirety and substituting therefore the following.

ARTICLE VI.

INDEMNIFICATION

Section 1.	Definitions for Indemnification Provisions.

(a)	As used in this Article VI, the term:

(1)
“Corporation” (when spelled with an initial capital letter) includes any domestic or foreign predecessor entity of the “Corporation” (as defined in Article I of these Bylaws) in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(2)
“director” or “officer” means an individual who is or was a director or officer, respectively, of the Corporation or an individual who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context requires otherwise, the estate or personal representative of a director or officer.

(3)
“disinterested director” means a director who at the time of a vote or selection referred to in subsection (b) or (c) of Section 4 of this Article VI or subsection (a) of Section 5 of this Article VI or a vote referred to in subsection (c) of Section 6 of this Article VI is not:

(A) A party to the proceeding; or

(B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

(4)	“expenses” include attorneys’ fees.

(5)
“liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(6)	“official capacity” means:

(A) When used with respect to a director, the office of director in the Corporation; and

(B) When used with respect to an officer, as contemplated in Section 7 of this Article VI, the office in the Corporation held by the officer.

Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

(7)	“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(8)	“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

Section 2. Mandatory Indemnification Against Expenses. The Corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the Corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 3.	Authority For Permissive Indemnification.

(a)  Except as otherwise provided in this Section 3, the Corporation shall indemnify an individual who is a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that such conduct was in the best interests of the Corporation; in all other cases, that such conduct was at least not opposed to the best interests of the Corporation; and in the case of a criminal proceeding, that he had no reasonable cause to believe such conduct was unlawful.

(b)  A director’s conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that the director reasonably believed was at least not opposed to the best interests of the Corporation.

(c)  The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Section 3.

(d)  The Corporation may not indemnify a director under this Section 3:

(1)
In connection with a proceeding by or in the right of the Corporation; except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth in subsection (a) of this Section 3; or

(2)
In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

Section 4.	Determination and Authorization of Permitted Indemnification.

(a)  The Corporation may not indemnify a director under Section 3 of this Article VI unless authorized thereunder and a determination has been made in the specific proceeding that indemnification of the director is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection (a) of such Section 3.

(b)  The determination required by subsection (a) hereof shall be made:

(1)
If there are two or more disinterested directors, by the Board by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(2)	By special legal counsel:

(A) Selected in the manner prescribed in paragraph (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the Board (in which selection directors who do not qualify as disinterested directors may participate); or

(3)	By the Corporation’s shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c)  Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, as set forth in subsection (b) hereof, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(2)(B) of this Section 4 to select special legal counsel.

Section 5.	Shareholder-Approved Indemnification.

(a)  Without regard to any limitations contained in any other section of this Article VI, the Corporation shall, if authorized by its shareholders by a majority of votes which would be entitled to be cast (which authorization may take the form of an amendment to the Articles of Incorporation or a contract, resolution or bylaw approved or ratified by the requisite shareholder vote), indemnify or obligate itself to indemnify a director made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

(b)  The Corporation shall not indemnify a director under this Section 5 for any liability incurred in a proceeding in which the director is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

(1)	For any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(2)	For acts or omissions which involve intentional misconduct or a knowing violation of law;

(3)	For any type of liability for unlawful distributions under Section 14-2-832 of the Code; or

(4)	For any transaction from which he received an improper personal benefit.

(c)  Where approved or authorized in the manner described in subsection (a) of this Section 5, the Corporation shall advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

(1)	The director furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Section 5; and

(2)
The director furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Section 5.

Section 6.	Advances For Expenses.

(a)  The Corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(1)
The director furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Section 3 of this Article VI or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of the Corporation as authorized by paragraph (4) of subsection (b) of Section 14-2-202 of the Code; and

(2)	The director furnishes the Corporation a written undertaking to repay any funds advanced if it is ultimately determined that he is not entitled to indemnification under this Article.

(b)  The undertaking required by paragraph (2) of subsection (a) of this Section 6 must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)  Authorizations under this Section 6 shall be made:

(1)	By the Board:

(A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

(B) When there are fewer than two disinterested directors, by the vote necessary for action by the Board in accordance with subsection (c) of Section 14-2-824 of the Code, in which authorization directors who do not qualify as disinterested directors may participate; or

(2)
By the Corporation’s shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

Section 7.	Indemnification of Officers, Employees, and Agents.

(a)  The Corporation shall indemnify and advance expenses under this part to an officer of the Corporation who is a party to a proceeding because he is an officer of the Corporation:

(1)	To the same extent as a director; and

(2)
If he is not a director, to such further extent as may be provided by the Articles of Incorporation, these Bylaws, a resolution of the Board, or contract except for liability arising out of conduct that constitutes:

(A)  Appropriation, in violation of his duties, of any business opportunity of the Corporation;

(B)  Acts or omissions which involve intentional misconduct or a knowing violation of law;

(C)  The types of liability for unlawful distributions under Section 14-2-832 of the Code; or

(D)  Receipt of an improper personal benefit.

(b)  The provisions of paragraph (2) of subsection (a) of this Section 7 shall apply to an officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an officer.

(c)  An officer of the Corporation who is not a director is entitled to mandatory indemnification under Section 2 of this Article VI, and may apply to a court under Section 14-2-854 of the Code for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

(d)  The Corporation shall also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, which may be provided by the Articles of Incorporation, Bylaws, general or specific action of the Board, or contract.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, serves at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify or advance expenses to him against the same liability under this Article VI.

Section 9. Expenses for Appearance as Witness. Nothing contained in this Article VI shall be deemed to limit the Corporation’s power to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness in a proceeding at a time when he is not a party.